EXHIBIT 99.1

MannKind Corporation Reports 2014 Third Quarter Financial Results

- Conference Call to Begin Today at 5:00 PM ET -

VALENCIA, Calif., Nov. 3, 2014 (GLOBE NEWSWIRE) -- MannKind Corporation (Nasdaq:MNKD) today reported financial results for the third quarter ended September 30, 2014.

For the third quarter of 2014, total operating expenses were $38.3 million, compared to $44.8 million for the third quarter of 2013, a decrease of $6.5 million. Research and development (R&D) expenses decreased $8.1 million from $27.3 million for the third quarter of 2013 to $19.2 million for the same quarter in 2014. This 30% decrease in R&D expense was primarily due to decreased non-cash stock compensation expense of $8.2 million resulting from the settlement value of modified performance awards and an overall decrease in stock-based compensation expense related to performance milestones substantially recorded in 2013 but were achieved and settled in 2014. General and administrative (G&A) expenses increased by $1.6 million to $19.1 million for the third quarter of 2014 compared to $17.5 million in the third quarter of 2013. This 9% increase in G&A expense was primarily due to increased professional fees of $13.6 million associated with the closing of the collaboration and license agreement with Sanofi partially offset by a decrease in non-cash stock compensation expense of $12.5 million resulting from the reduced settlement value of modified performance awards and an overall decrease in stock-based compensation expense related to performance milestones substantially recognized in 2013 but were achieved and settled in 2014.

For the first nine months of 2014, operating expenses totaled $149.5 million, compared to $122.8 million for the first nine months of 2013, an increase of $26.7 million. Total R&D expenses for the nine months ended September 30, 2014 increased by $2.0 million, or 2%, to $82.7 million compared to $80.7 million for the same period in 2013, primarily due to increased non-cash stock compensation expense of $7.3 million and increased spending on commercial readiness of $5.7 million partially offset by decreased clinical expenses of $10.3 million due to the completion of the Affinity studies in 2013. G&A expenses increased by $24.7 million, or 59%, to $66.8 million for the nine months ended September 30, 2014 as compared to $42.1 million in the same period in 2013, primarily due to an $8.2 million increase in non-cash stock compensation expense, increased professional fees of $13.6 million associated with the closing of the collaboration and license agreement with Sanofi, and an increase of $1.5 million in professional fees related to financing transactions and associated filings.

The net loss applicable to common stockholders for the third quarter of 2014 was $36.5 million, or $0.09 per share based on 394.2 million weighted average shares outstanding, compared to a net loss applicable to common stockholders for the third quarter of 2013 of $50.8 million, or $0.17 per share based on 296.4 million weighted average shares outstanding. The number of common shares outstanding at September 30, 2014 was 405,469,034.

Cash and cash equivalents were $172.5 million at September 30, 2014, compared to $41.2 million in the second quarter of 2014. In the third quarter of 2014, the Company received:

  $150.0 million in an upfront payment from Sanofi in connection with the closing of the collaboration and licensing agreement;
  $40.0 million from the Tranche 4 notes purchased by Deerfield in July 2014; and
  $17.3 million in proceeds from warrant and stock option exercises.

Currently, up to $70.0 million of additional sales of Tranche B notes may be made to Deerfield and $30.1 million of borrowings remain available under the amended loan arrangement with The Mann Group.

Conference Call

MannKind management will host a conference call to discuss these results today at 5:00 p.m. Eastern Time. To participate in the call please dial (800) 708-4540 or (847) 619-6397 and use the participant passcode: 36435007. Those interested in listening to the conference call live via the Internet may do so by visiting the Company's website at http://www.mannkindcorp.com.

A telephone replay will be accessible for approximately 14 days following completion of the call by dialing (888) 843-7419 or (630) 652-3042 and use the participant passcode: 3643 5007#. A replay will also be available on MannKind's website for 14 days.

About MannKind Corporation

MannKind Corporation (Nasdaq:MNKD) focuses on the discovery, development and commercialization of therapeutic products for patients with diseases such as diabetes. MannKind maintains a website at www.mannkindcorp.com to which MannKind regularly posts copies of its press releases as well as additional information about MannKind. Interested persons can subscribe on the MannKind website to e-mail alerts that are sent automatically when MannKind issues press releases, files its reports with the Securities and Exchange Commission or posts certain other information to the website.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Words such as "believes", "anticipates", "plans", "expects", "intend", "will", "goal", "potential" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon the Company's current expectations. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risks detailed in MannKind's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2013 and periodic reports on Form 10-Q and Form 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and MannKind undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

(Tables to follow)

MannKind Corporation
(A Development Stage Company)
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

					Cumulative period
					from February 14,
					1991 (date of
	Three months ended		Nine months ended		inception) to
	September 30,		September 30,		September 30,
	2014	2013	2014	2013	2014

Revenue	$ —	$ —	$ —	$ —	$ 3,166

Operating expenses:
Research and development	19,178	27,281	82,684	80,731	1,659,976
General and administrative	19,088	17,481	66,840	42,053	552,226
In-process research and development costs	—	—	—	—	19,726
Goodwill impairment	—	—	—	—	151,428

Total operating expenses	38,266	44,762	149,524	122,784	2,383,356

Loss from operations	(38,266)	(44,762)	(149,524)	(122,784)	(2,380,190)
Other income (expense)	7,898	10	1,638	48	(1,264)
Interest expense on note payable to related party	(729)	(1,745)	(2,164)	(5,123)	(47,298)
Interest expense on senior convertible notes	(5,424)	(4,323)	(11,895)	(10,052)	(66,981)
Interest income	1	2	4	4	37,008

Loss before benefit for income taxes	(36,520)	(50,818)	(161,941)	(137,907)	(2,458,725)
Income tax benefit	—	—	—	—	382

Net loss	(36,520)	(50,818)	(161,941)	(137,907)	(2,458,343)
Deemed dividend related to beneficial conversion feature of convertible preferred stock	—	—	—	—	(22,260)
Accretion on redeemable preferred stock	—	—	—	—	(952)

Net loss applicable to common stockholders	$ (36,520)	$ (50,818)	$ (161,941)	$ (137,907)	$ (2,481,555)

Net loss per share applicable to common stockholders — basic and diluted	$ (0.09)	$ (0.17)	$ (0.42)	$ (0.48)

Shares used to compute basic and diluted net loss per share applicable to common stockholders	394,163	296,386	381,332	286,889

MannKind Corporation
(A Development Stage Company)
Condensed Consolidated Balance Sheet
(Unaudited)
(in thousands)

	September 30, 2014	December 31, 2013

Assets
Cash and cash equivalents	$ 172,465	$ 70,790
Prepaid expenses and other assets	23,430	11,299
Property and equipment — net	190,923	176,557
Total	$ 386,818	$ 258,646

Liabilities and Stockholders' Equity (Deficit)
Deferred up-front due to collaboration agreement	$ 150,000	$ —
Senior convertible notes (due August 2015)	99,120	98,439
Facility financing obligation	72,625	102,300
Note payable to related party	49,521	49,521
Other liabilities	56,230	39,099
Stockholders' equity (deficit)	(40,678)	(30,713)
Total	$ 386,818	$ 258,646
CONTACT: Company Contact:
         Matthew J. Pfeffer
         Chief Financial Officer
         661-775-5300
         mpfeffer@mannkindcorp.com